Exhibit 99.3

CONSENT OF CHRISTOPHER G. SCHWARZ

CloudDepots Holdings Inc. (the “Company”) intends to file a Registration Statement on Form S-1 (together with any amendments or supplements thereto, the “Registration Statement”) registering securities for issuance in its initial public offering. As required by Rule 438 under the Securities Act of 1933, as amended, the undersigned hereby consents to be named in the Registration Statement as an independent director nominee.

Dated: November 13, 2026

/s/ Christopher G. Schwarz
Christopher G. Schwarz